Exhibit 99.1

Harmony Biosciences Strengthens Executive Team with NEW Appointment and ANNOUNCES Additions TO ITS bOARD

Appointments support Harmony’s next phase of growth and long-term value creation

PLYMOUTH MEETING, Pa., April 2, 2026 /Business Wire/ — Harmony Biosciences Holdings, Inc. (Nasdaq: HRMY) today announced the appointment of Peter Anastasiou as Chief Operating Officer and updates to its Board of Directors, including the appointment of Troy Ignelzi as a director and the nomination of Geno J. Germano as a director for election at Harmony’s 2026 Annual Meeting of Shareholders.

Mr. Anastasiou previously served on Harmony Biosciences’ Board of Directors, where he contributed strategic insight across the business during a period of continued growth and operational evolution. He brings more than three decades of experience building and leading biotechnology organizations. Most recently, Mr. Anastasiou served as Chief Executive Officer of Capsida Biotherapeutics and previously held multiple leadership roles at Lundbeck, including President of U.S. and Canadian operations and U.S. Chief Commercial Officer for its psychiatry and neurology franchises. As Chief Operating Officer, Mr. Anastasiou will oversee operational execution across the organization, supporting Harmony’s growth and advancing key strategic priorities focused on future value creation. In connection with his appointment as Chief Operating Officer, Mr. Anastasiou resigned from the Board.

With Mr. Anastasiou’s resignation from the Board, Harmony also announced the appointment of Troy Ignelzi to its Board of Directors. Mr. Ignelzi will serve out the remainder of Mr. Anastasiou’s term and will stand for re-election at Harmony’s 2026 Annual Meeting of Shareholders. Mr. Ignelzi is an experienced executive with expertise across finance, operations, business development, and corporate governance, having led and advised multiple public and private biotechnology companies. He currently serves as Chief Financial Officer of Rapport Therapeutics and previously served as Chief Financial Officer of Karuna Therapeutics, where he led the execution of a private crossover round, the company’s IPO and multiple follow-on financings. Mr. Ignelzi brings to the Board significant experience in capital formation and strategic transactions, advising on CinCor Pharma’s sale to AstraZeneca and his current Board roles with Abivax and Contineum Therapeutics.

In addition, Antonio Gracias, who has served as a director since September 2017 and currently chairs the Compensation Committee, advised the Board that he will not stand for re-election at the 2026 Annual Meeting of Shareholders. The Board has nominated Geno J. Germano for election to the Board at the 2026 Annual Meeting of Shareholders, subject to shareholder approval. Mr. Germano is a 35-year veteran of the pharmaceutical and life sciences industry with extensive experience developing and commercializing medicines across a broad range of therapeutic areas. He most recently served as President and Chief Executive Officer of Elucida Oncology and previously served as President of Intrexon. Mr. Germano has held senior executive roles at Pfizer, Johnson & Johnson, and Wyeth, including Group

President of Pfizer’s Global Innovative Pharmaceutical Business and President and General Manager of its Specialty Care, Vaccines, and Oncology business units. He previously served as Chairman of the Board of Sage Therapeutics until its acquisition by Supernus Pharmaceuticals in July 2025, and currently holds Board positions with both Precision Biosciences and Entera Bio.

“These moves reflect our continued focus on strengthening our team to support Harmony’s next phase of growth,” said Jeffrey M. Dayno, M.D., President and Chief Executive Officer of Harmony Biosciences. “Peter has been an active contributor on our Board and will now bring his operational and industry experience to the Executive Team to help the company execute on our ambitious plan for future growth. I also look forward to the addition of Troy and the proposed addition of Geno to our Board, where they will bring their deep industry experience and strategic prowess, as we continue to advance our mission of bringing innovative treatments to patients with CNS disorders with unmet medical needs while pursuing long-term value creation for our shareholders. I want to thank Antonio Gracias for his many years of guidance and support while serving on our Board of Directors.”

About Harmony Biosciences

Harmony Biosciences is a pharmaceutical company dedicated to developing and commercializing innovative therapies for patients with rare neurological diseases who have unmet medical needs. Driven by novel science, visionary thinking, and a commitment to those who feel overlooked, Harmony Biosciences is nurturing a future full of therapeutic possibilities that may enable patients with rare neurological diseases to truly thrive. Established by Paragon Biosciences, LLC, in 2017 and headquartered in Plymouth Meeting, Pa., we believe that when empathy and innovation meet, a better future can begin; a vision evident in the therapeutic innovations we advance, the culture we cultivate, and the community programs we foster. For more information, please visit www.harmonybiosciences.com.

Harmony Biosciences Investor Contact:
Brennan Doyle
484-566-3685
bdoyle@harmonybiosciences.com

Harmony Biosciences Media Contact:
Cate McCanless
202-641-6086
cmccanless@harmonybiosciences.com